Exhibit 99.1

     Progenics Pharmaceuticals Reports Fourth Quarter and Year End Results

    TARRYTOWN, N.Y.--(BUSINESS WIRE)--March 15, 2004--Progenics Pharmaceuticals, Inc., (Nasdaq:PGNX) today announced its results of operations for the fourth quarter and year ended December 31, 2003.
    Revenues for the fourth quarter ended December 31, 2003 totaled $2.1 million compared to $2.3 million for the same quarter in 2002. For the year ended December 31, 2003, Progenics reported total revenues of $7.5 million compared to $10.1 million for the comparable period in 2002. Revenues primarily reflect payments received by the Company for contract work performed under a services agreement with PSMA Development Company, LLC (JV), and funding from government grants and contracts. The Company also received net proceeds of $49.8 million from the sale of 3.33 million shares of its common stock in a follow-on public offering in November 2003. The Company's expenses for the fourth quarter of 2003 were $11.9 million compared to $9.6 million for the fourth quarter of 2002. For the year ended December 31, 2003, expenses totaled $39.1 million compared to $34.2 million for year ended December 31, 2002. The primary reason for the increase was additional spending relative to the Company's development programs for methylnaltrexone, increased headcount, patent and legal expenses.
    The Company reported a net loss of ($9.7 million) or ($0.66) per share (basic and diluted) for the fourth quarter of 2003, compared to net loss of ($7.0 million) or ($0.56) per share (basic and diluted) for the fourth quarter of 2002. For the year ended December 31, 2003, Progenics reported a net loss of ($31.0 million) or ($2.32) per share (basic and diluted) compared to a net loss of ($20.8 million) or ($1.66) per share (basic and diluted) in 2002. Progenics ended 2003 with $65.7 million in cash, cash equivalents and marketable securities and $35.0 million in committed government grants and contracts.
    "The last 12 months have been a time of significant accomplishments for Progenics Pharmaceuticals," said Ronald J. Prentki, Progenics' President:

    -- "We reported positive results from a phase 2 clinical study of the investigational drug methylnaltrexone (MNTX) in treating opioid-induced constipation in patients with advanced medical illness (AMI).

    -- We then advanced MNTX, our lead product candidate, into two pivotal phase 3 clinical trials that are designed to form the basis for our first New Drug Application (NDA) to the U.S. Food and Drug Administration (FDA).

    -- We also initiated a phase 2 clinical study of MNTX in post-operative ileus and phase 1 studies of a new oral form of MNTX.

    -- We increased the financial strength of the company by raising $49.8 million in a public stock offering, while limiting the total number of shares outstanding to 16.6 million.

    -- We were awarded a total of $ 35.0 million in government grants and contracts to support our research and development programs, including a five-year $28.6 million contract from the National Institutes of Health (NIH) to develop a novel vaccine to prevent the spread of HIV infection.

    -- In our research laboratories, we solved a long standing riddle: We discovered how the hepatitis C virus (HCV) targets the liver for infection. We also developed specific inhibitors, including monoclonal antibodies that block the virus from binding sites in the liver."

    "The next 12 months will be a time of intense activity at Progenics, as we move closer to our goal of commercializing our first pharmaceutical product," said Paul J Maddon, M.D., Ph.D., Progenics' Chairman and CEO.

    -- "To help us develop and commercialize MNTX to its fullest extent, we are currently in discussions with several potential pharmaceutical partners.

    -- We anticipate completion of enrollment and final data from two, phase 3 pivotal clinical studies of MNTX, and if the outcomes are favorable, incorporating these results into a NDA for submission to the FDA.

    -- In addition, we expect phase 2 clinical trial results from a study of MNTX in post-operative ileus and phase 1 clinical results from oral forms of MNTX.

    -- We believe that our novel inhibitors of viral entry represent the next generation of HIV therapeutics. PRO 542, which is designed to block HIV attachment to immune system cells, is expected to complete a multi-dose phase 2 clinical study. PRO 140, an inhibitor of HIV binding to the CCR5 receptor, is scheduled to begin phase 1 clinical studies.

    -- We are also pursuing immunotherapies for prostate cancer and plan to analyze a phase 1 clinical trial of a novel protein vaccine that targets prostate-specific membrane antigen
        (PSMA), a promising cancer marker. A PSMA viral-vector vaccine and monoclonal antibodies are completing preclinical testing.

    -- After meeting with the FDA, we plan to analyze results from a phase 3 extension study of GMK, our therapeutic melanoma vaccine."

    Senior management team expanded

    Progenics Pharmaceuticals also announced the appointment of Lynn
M. Bodarky to Vice President, Business Development and Licensing, a newly created position, and the promotion of Nitya G. Ray, Ph.D. to Vice President, Manufacturing. Ms. Bodarky will be responsible for identifying, evaluating, and negotiating technology and product in-licensing and out-licensing agreements. In his new position, Dr. Ray will assume expanded responsibility in managing manufacturing of the Company's product candidates for clinical trials and future commercialization.
    Lynn comes to Progenics from Pharmacia Corporation, where she was Senior Director, Global Licensing. Previously, she was at Merck & Co., Inc., where she held several positions, the most recent of which was Associate Director, Business Affairs. She earned an M.B.A. in Finance and International Business at Columbia Business School and B.S. degree in Accounting at The Wharton School of the University of Pennsylvania.
    Nitya joined Progenics in February 2001 as the Company's Senior Director of Manufacturing with 15 years of prior management experience in R&D and manufacturing of biopharmaceuticals, most recently as the Director of Bioprocess Development at Ortec International, Inc. Previously he was a Research Leader in Biopharmaceuticals and Research Investigator in Bioprocess Development at Hoffmann-La Roche. Dr. Ray received his Ph.D. in Biochemical Engineering and an M.S. in Chemical and Biochemical Engineering from Rutgers University, and his B.S. in Chemical Engineering from Jadavpur University in India. Since joining Progenics, Dr. Ray has significantly expanded our in-house manufacturing capabilities for biologics as well as overseeing third-party manufacture of MNTX and other small molecules. In this new position, Dr. Ray will have increased responsibilities for all manufacturing including overseeing the build-out of our new biologic manufacturing facility.
    "We are extremely pleased that Lynn has joined Progenics' executive team," said Mr. Prentki. "We believe that a strong business development function is a key component to the success of our business model which is predicated upon in-licensing promising product candidates, adding value through our R&D efforts, and out-licensing late-stage investigational drugs to pharmaceutical partners to complete development and initiate their marketing. The promotion of Dr. Ray to the position of Vice President recognizes the significant contributions he has made developing our manufacturing capabilities for supplying investigational drugs for our clinical trial programs. I look forward to working with Lynn and Nitya in their roles as senior executives within the Company."
    Progenics Pharmaceuticals, Inc., of Tarrytown, NY, is a biopharmaceutical company focusing on the development and commercialization of innovative therapeutic products to treat the unmet medical needs of patients with debilitating conditions and life-threatening diseases. The Company has four product candidates in clinical development and several others in preclinical development. In symptom management and supportive care, the Company is developing methylnaltrexone (MNTX) to treat the debilitating side effects of opioid-based pain relievers without interfering with pain relief. MNTX is in pivotal phase 3 clinical testing for treatment of opioid-induced constipation in patients with advanced medical illness and may be the Company's first product candidate to be approved for marketing. In the area of HIV infection, the Company is developing viral-entry inhibitors, including PRO 542, a genetically engineered molecule designed to selectively target and neutralize HIV (in phase 2 studies), and PRO 140, a monoclonal antibody designed to target the HIV co-receptor CCR5 (in preclinical development). In addition, the Company is conducting research on a novel prophylactic HIV vaccine. The Company is developing immunotherapies for prostate cancer, including monoclonal antibodies directed against prostate-specific membrane antigen (PSMA), a protein found on the surface of prostate cancer cells. The Company is also developing vaccines designed to stimulate an immune response to PSMA. A recombinant PSMA vaccine is in phase 1 clinical testing. The Company is also studying a cancer vaccine, GMK, in phase 3 clinical trials for the treatment of malignant melanoma.

    DISCLOSURE NOTICE: The information contained in this document is current as of March 15, 2004. This press release contains forward-looking statements. Any statements contained herein that are not statements of historical fact may be forward-looking statements. When the Company uses the words 'anticipates,' 'plans,' 'expects' and similar expressions, it is identifying forward-looking statements. Such forward-looking statements involve risks and uncertainties which may cause the Company's actual results, performance or achievements to be materially different from those expressed or implied by forward-looking statements. Such factors include, among others, the uncertainties associated with product development, the risk that clinical trials will not commence or proceed as planned, the risks and uncertainties associated with dependence upon the actions of our corporate, academic and other collaborators and of government regulatory agencies, the risk that our licenses to intellectual property may be terminated because of our failure to have satisfied performance milestones, the risk that products that appear promising in early clinical trials do not demonstrate efficacy in larger-scale clinical trials, the risk that we may not be able to manufacture commercial quantities of our products, the uncertainty of future profitability and other factors set forth more fully in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and other reports filed with the Securities and Exchange Commission, to which investors are referred for further information. In particular, the Company cannot assure you that any of its programs will result in a commercial product.
    Progenics does not have a policy of updating or revising forward-looking statements and assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments. Thus it should not be assumed that the Company's silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements.

    Editor's Note:

    Additional information on Progenics available at http://www.progenics.com.



                       (Financial Tables Follow)


                  CONDENSED STATEMENTS OF OPERATIONS

                     Three Months Ended            Year Ended
                  ------------------------  --------------------------
                  12/31/2003   12/31/2002    12/31/2003    12/31/2002
                  -----------  -----------  ------------  ------------
Contract
 research and
 development, JV $   443,582  $ 1,396,995  $  2,486,127  $  5,298,293
Contract research and
 development, other                                           193,734
Research grants
 and contracts     1,595,737      900,855     4,826,519     4,543,505
Product sales         51,709       20,770       148,655        49,030
                  -----------  -----------  ------------  ------------
   Total
    revenues       2,091,028    2,318,620     7,461,301    10,084,562
                  -----------  -----------  ------------  ------------

Research and
 development
 expense           9,071,649    6,671,231    27,241,005    23,760,544
General and
 administrative    2,004,420    1,875,981     8,028,823     6,484,001
Loss in joint
 venture             532,636      778,066     2,524,664     2,886,423
Depreciation and
 amortization        317,671      310,764     1,273,197     1,048,960
                  -----------  -----------  ------------  ------------
   Total
    expenses      11,926,376    9,636,042    39,067,689    34,179,928
                  -----------  -----------  ------------  ------------

Operating loss    (9,835,348)  (7,317,422)  (31,606,388)  (24,095,366)

Interest income      119,411      298,744       625,183     1,708,253
Interest expense      (1,695)      (1,695)       (4,520)       (1,695)
Payment from
 insurance
 settlement                                                 1,600,000
Payment from
 collaborator
                  -----------  -----------  ------------  ------------
   Total other
    income
    (expenses)       117,716      297,049       620,663     3,306,558
                  -----------  -----------  ------------  ------------

Net (loss)       $(9,717,632) $(7,020,373) $(30,985,725) $(20,788,808)
                  ===========  ===========  ============  ============
Net (loss) per
 share:
   Basic and
    diluted      $     (0.66) $     (0.56) $      (2.32) $      (1.66)
                  ===========  ===========  ============  ============




                       CONDENSED BALANCE SHEETS

                                               Dec. 31,     Dec. 31,
                                                 2003         2002
                                             ------------ ------------
Cash, cash equivalents and marketable
 securities                                  $65,662,732  $42,373,774
Accounts receivable                              796,929      334,006
Fixed assets, net                              3,890,991    3,705,531
Other assets                                   2,535,552    1,704,610
                                              -----------  -----------

Total assets                                 $72,886,204  $48,117,921
                                              ===========  ===========

Liabilities                                  $ 5,203,510  $ 2,971,292
Stockholders' equity                          67,682,694   45,146,629
                                              -----------  -----------

Total liabilities and stockholders' equity   $72,886,204  $48,117,921
                                              ===========  ===========


    CONTACT: Progenics Pharmaceuticals, Inc.
             Richard W. Krawiec, Ph.D., 914-789-2800
             rkrawiec@progenics.com